Prospectus Supplement No. 2 (to Prospectus dated April 22, 2025)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-284257

ALEANNA, INC.

11,225,969 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement updates and supplements the prospectus of AleAnna, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), dated April 22, 2025, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-284257) (the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on August 15, 2025. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock, par value $0.0001 per share (the “Class A common stock”) and the public warrants representing the right to acquire one share of Class A common stock for $11.50 (the “Public Warrants”), are listed on Nasdaq under the symbols “ANNA,” and “ANNAW”, respectively. On August 15, 2025, the last reported sales price of the Common Stock was $4.24 per share, and the last reported sales price of our Public Warrants was $0.1599 per Public Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our Class A common stock and Public Warrants involves risks that are described in the “Risk Factors” section beginning on page 9 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 15, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2025

ALEANNA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41164	98-1582153
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

300 Crescent Court, Suite 1860 Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 398-2200

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ANNA	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A Common Stock	ANNAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Transition

On August 13, 2025, Tristan Yopp notified Aleanna, Inc. (the “Company”) that he will resign from his position as Chief Financial Officer of the Company, effective September 1, 2025 (the “Effective Date”). On August 13, 2025, the Board of Directors (the “Board”) of the Company appointed Ivan Ronald to serve as the Chief Financial Officer of the Company, including the role of principal accounting officer, effective as of the Effective Date.

Mr. Ronald age 52, has approximately 30 years of experience in financial leadership and management across a range of sectors, including energy, aerospace, services, technology, engineering and healthcare. Prior to joining the Company, Mr. Ronald served as the Chief Financial Officer and Executive Director at Venterra Group PLC (“Venterra”), an energy transition business from 2021 to 2025. Before Venterra, Mr. Ronald was the Chief Financial Officer of GKN Aerospace and earlier was a Finance Director of Centrica Consumer, with responsibility for British Gas in UK, Bord Gais in Ireland and the Direct Energy business in North America. Prior to that, Mr. Ronald held a number of roles in IMI and AstraZeneca. Mr. Ronald holds a BSc (Hons) in Mathematics from the University of Warwick and completed his CIMA Examinations on the AstraZeneca Graduate Programme.

Chief Financial Officer Employment Agreement

In connection with Mr. Ronald’s appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Ronald (the “Ronald Employment Agreement”), effective as of the Effective Date, pursuant to which Mr. Ronald will serve as the Chief Financial Officer. The Ronald Employment Agreement commences on the Effective Date and will continue until terminated by either party upon 90 days’ prior written notice or unless earlier terminated pursuant to the terms of the Ronald Employment Agreement.

The Ronald Employment Agreement provides that Mr. Ronald’s annual base salary will be £300,000, less applicable taxes and other legal withholdings, which may be periodically adjusted to the market at the discretion of the Company or the Compensation Committee of the Board. Further, Mr. Ronald will be eligible to receive an annual discretionary bonus, based on performance against financial operational and safety/environmental metrics to be agreed upon by the Company for 2025, by no later than October 15, 2025, and for future years, in line with the Company’s normal practices and policies. The target performance-based bonus will be 33% of Mr. Ronald’s base gross salary with a maximum bonus of 66% of his base gross salary with no minimum performance-based bonus. Any bonus to be paid will be paid in the quarter following the end of the relevant bonus performance year. The Company will reimburse Mr. Ronald’s reasonable expenses incurred in the performance of duties subject to any relevant Company policies from time to time. In addition, the Company will provide tax preparation services to Mr. Ronald in both the United States of America and the United Kingdom as required, subject to a maximum contribution of $5,000 per annum. Mr. Ronald will be entitled to customary employment benefits, including paid vacation. The Ronald Employment Agreement also contains customary provisions relating to, among other things, confidentiality.

Mr. Ronald will be eligible to participate in the AleAnna, Inc. 2025 Long-Term Incentive Plan, including, but not limited to (i) equity awards, to include, for 2025, 50% performance-based restricted stock units (“RSUs”) and 50% time-vested RSUs or options and (ii) a target grant value of 2x annual base gross salary.

In the event of termination without cause, the Company may terminate Mr. Ronald’s employment with immediate effect in lieu of satisfying a notice period with payment to Mr. Ronald in the amount of his gross salary and benefits.

The foregoing description of the Ronald Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Ronald Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Other than the Ronald Employment Agreement, there are no arrangements or understandings between Mr. Ronald and any other persons pursuant to which he was selected to serve as the Company’s Chief Financial Officer. There is no family relationship between Mr. Ronald and any director or executive officer of the Company. In addition, there are no transactions between the Company and Mr. Ronald or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Chief Accounting Officer Resignation

On August 13, 2025, Charles Roscopf notified the Company that he is resigning from his position as Chief Accounting Officer of the Company, effective August 18, 2025.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated August 13, 2025, by and between AleAnna, Inc. and Ivan Ronald.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 15, 2025

AleAnna, Inc.

		By:	/s/ Tristan Yopp
			Name:	Tristan Yopp
			Title:	Chief Financial Officer

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